UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2026

New Mountain Private Credit Fund

(Exact name of Registrant as specified in its charter)

Maryland	000-56694	99-6860731
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1633 Broadway, 48th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 720-0300

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 8.01 is incorporated by reference in this Item 2.03

Item 3.02 - Unregistered Sale of Equity Securities.

In connection with the continuous private offering (the “Private Offering”) of New Mountain Private Credit Fund, a Maryland statutory trust (the “Company”), as of February 2, 2026, the Company sold an aggregate of 38,766 of its common shares of beneficial interest for the month of February (the “Shares”), for aggregate consideration of approximately $0.9 million at a price per Share equal to $23.99 (with the final number of shares being determined on February 25, 2026). The offer and sale of the Shares was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder.

Item 7.01 - Regulation FD Disclosure.

February 2026 Distribution

On February 25, 2026, the Board of Trustees of the Company declared a regular distribution in the amount of $0.19 per Share, payable to shareholders of record as of the open of business on February 27, 2026 to be paid on or about March 31, 2026.

This distribution will be paid in cash or reinvested in Shares for shareholders participating in the Company’s distribution reinvestment plan.

Item 8.01 - Other Events.

Net Asset Value

The net asset value (“NAV”) per Share as of January 31, 2026, as determined in accordance with the Company’s valuation policy, is $23.99.

As of January 31, 2026, the Company’s aggregate NAV was approximately $1,015.9 million, the fair value of its investment portfolio was approximately $2,054.8 million, and it had approximately $1,080.2 million of debt outstanding (at principal). The average debt-to-equity leverage ratio during January 2026 was approximately 1.06 times. As of January 31, 2026, the Company had approximately $1,160.0 million in committed debt capacity, with 100% in floating rate leverage, of which 100% was secured.

Status of Offering

The Company is currently offering Shares on a monthly basis as part of the Private Offering. The following table lists the Shares issued and total consideration for the Private Offering as of the date of this filing. The table below does not include Shares issued through the Company’s distribution reinvestment plan. The Company intends to continue selling Shares in the Private Offering on a monthly basis.

Private Offering	Shares Issued	Total Consideration
Shares	38,766	$930,000

Private Notes Offering

On February 25, 2026, the Company entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) with the Purchasers listed therein (the “Purchasers”), which Note Purchase Agreement relates to the Company’s issuance and sale of (a) $85,000,000 aggregate principal amount of its 6.47% Series 2026A Senior Notes, Tranche A, due March 15, 2029 (the “March 2029 Notes”) and (b) $140,000,000 aggregate principal amount of its 6.89% Series 2026A Senior Notes, Tranche B, due March 17, 2031 (the “March 2031 Notes” together with the March 2029 Notes, the “Notes”) in a private placement in reliance on Section 4(a)(2) of the Securities Act. The Company is relying upon this exemption from registration based in part on representations made by the Purchasers. The Note Purchase Agreement also includes customary representations, warranties and covenants by the Company. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The Notes may be redeemed in whole or in part at the Company’s option at any time prior to (i) December 15, 2028, in the case of the March 2029 Notes, and (ii) September 17, 2030, in the case of the March 2031 Notes, at par plus a “make-whole” premium, and thereafter at par. The March 2029 Notes bear interest at a rate of 6.47% per year and the March 2031 Notes bear interest at a rate of 6.89% per year, each payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2026. The Notes are the Company’s direct unsecured obligations and rank: pari passu with the Company’s other outstanding and future unsecured, unsubordinated indebtedness; senior to any of the Company’s future indebtedness that expressly provides it is subordinated to the Notes; effectively subordinated to all of the Company’s existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which the Company has granted or subsequently grants security), to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries.

The closing of the private placement occurred on February 25, 2026. The net proceeds from the sale of the Notes were approximately $222 million, based on an offering price of 100% per Note, after deducting the placement agent fee and estimated offering expenses of approximately $3 million, each payable by the Company. The Company intends to use the net proceeds to repay outstanding indebtedness and for other general corporate purposes.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MOUNTAIN PRIVATE CREDIT FUND

By:	/s/ Eric Kane
Name:	Eric Kane
Title:	Corporate Secretary

Date: February 25, 2026

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